Exhibit 99.1

Span-America Reports Third Quarter Results for Fiscal 2013

Third Quarter Net Income Jumps 64% on Growth in Medical Segment Sales

GREENVILLE, S.C.--(BUSINESS WIRE)--July 31, 2013--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported higher sales and net income for the third fiscal quarter ended June 29, 2013. Net income for the third quarter of fiscal 2013 increased 64% to $1.2 million, or $0.41 per diluted share, compared with $743,000, or $0.25 per diluted share, in the third quarter of fiscal 2012. Net sales rose 10% for the quarter to $18.6 million compared with $16.9 million in the third quarter of fiscal 2012.

“Our solid growth in net income came from a 16% increase in medical sales that included increased demand for our beds and therapeutic support surfaces mainly in the long-term care market,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “Sales of M.C. Healthcare beds rose 41% to $3.3 million, and sales of PressureGuard® and Geo-Mattress® therapeutic support surfaces increased 21% to $7.3 million compared with the third quarter of last year. They were the major drivers in our sales and earnings growth compared with the third quarter last year.

“Our third quarter sales also benefited from a large order from a long-term care customer in the U.S. market. We believe that our sales performance in the long-term care market highlights Span-America’s solid sales and distribution relationships as well as the excellent clinical efficacy of the products we supply. We introduced a newly designed bed from M.C. Healthcare at the end of the third quarter and are optimistic about expanding future sales opportunities in the medical market,” continued Mr. Ferguson.

Third Quarter Results

Third quarter sales for fiscal 2013 rose 10% to $18.6 million compared with $16.9 million in the third quarter of last year. All of the sales growth was attributable to the medical segment and was the result of higher volumes of M.C. Healthcare beds and PressureGuard therapeutic support surfaces.

Total medical sales rose 16% to $13.4 million compared with $11.6 million in last year’s third quarter. Sales of M.C. Healthcare beds increased in both the U.S. and Canada. Sales of therapeutic support surfaces, our largest medical product line, increased 21% in the third quarter to $7.3 million compared with $6.0 million in the third quarter last year. The majority of the growth came from our PressureGuard® Easy Air®, APM2® and Custom Care® support surfaces, which benefited from a large order from a long-term care customer in the U.S. market. Sales of other medical products were mixed compared with the prior year’s third quarter. Sales of patient positioners dropped during the quarter due to the loss of a customer in January 2013; sales of seating products, overlays and bedside safety mats were down slightly; and sales of Selan® skin care increased slightly compared with the third quarter of last year.

Sales in the custom products segment decreased by 2% to $5.2 million in the third quarter of fiscal 2013 compared with $5.3 million in the third quarter of fiscal 2012. The slight decline was due to lower sales in our industrial product lines and level sales in our consumer bedding product lines compared with the prior year’s third quarter.

Consumer sales were level at $4.4 million compared with the third quarter of last fiscal year. Within the consumer product lines, retail sales were down slightly but were offset by growth in Internet sales. All of our consumer products are distributed through Hollander Home Fashions, which purchased the utility bedding retail business from Louisville Bedding Company, our previous distributor, effective May 24, 2013. Under the agreement, which expires in December 2015, Hollander replaced Louisville Bedding as the exclusive distributor for Span-America’s consumer foam products.

“We had no disruption in our consumer sales as the business was transferred to Hollander in May,” stated Mr. Ferguson. “We remain optimistic about marketing our consumer bedding products through Hollander in the coming years since they have a larger marketing organization and greater market reach than our previous distributor.”

Sales of industrial products declined 14% to $793,000 in the third quarter of fiscal 2013 compared with $919,000 in the prior year’s third quarter. The decrease was due to lower volume to a customer in the water sports market and the loss of a customer who moved its manufacturing outside the US in the third quarter last year, partially offset by higher sales to customers in the automotive market.

Third quarter gross profit, including all product lines, increased 21% to $6.2 million compared with $5.1 million in the same period last year. Gross margin increased to 33.4% in this year’s third quarter compared with 30.4% in the same quarter last year. The gains in gross profit and margin were due to higher sales volume in the medical segment.

SG&A expenses for the third quarter of fiscal 2013 increased 10% primarily due to higher sales commissions related to the increase in medical sales and higher claims cost from our medical benefits plan.

Operating income for the third quarter increased 58% to $1.8 million compared with $1.1 million in the same quarter last year. Third quarter net income increased 64% to $1.2 million compared with $743,000 in the third quarter last fiscal year. Diluted earnings per share rose to $0.41 in the third quarter of fiscal 2013 compared with $0.25 in the prior year’s third quarter. The increase in earnings for the third quarter was due mainly to higher sales in the medical segment.

Year-to-Date Results

For the first nine months of fiscal 2013, net sales decreased by 3% to $56.9 million compared with $58.4 million in the same period last year. Total medical sales increased 4% to $36.3 million in the first nine months of fiscal 2013 compared with $34.8 million in the first nine months of fiscal 2012. The growth in medical sales came from an 11% increase in sales of our therapeutic support surfaces and a 7% increase in M.C. Healthcare sales. The year-to-date increase in M.C. Healthcare sales benefited from strong third quarter sales growth and two additional months of contribution in fiscal 2013 than in fiscal 2012. M.C. Healthcare was acquired in December 2011.

Custom products sales declined 13% to $20.6 million in the first nine months of fiscal 2013 compared with $23.6 million in the same period last year. The sales decline was due primarily to a 12% decrease in consumer bedding products attributable to a sales promotion that took place in the second quarter of last fiscal year that was not repeated this year. In addition, industrial sales declined 17% to $2.3 million from $2.7 million compared with the first nine months of fiscal 2012. The decrease in industrial sales was due primarily to the loss of a customer who moved its manufacturing outside the U.S. in the third quarter last year, partially offset by higher sales to customers in the automotive market.

Net income increased 3% in the first nine months of fiscal 2013 to $3.8 million, or $1.28 per diluted share, compared with $3.7 million, or $1.26 per diluted share, in the same period last year. The year-to-date growth in earnings was mainly the result of higher sales volume in the medical segment.

Future Outlook

“We expect to report solid sales and earnings performance in the fourth quarter of fiscal 2013,” commented Mr. Ferguson. “However, we believe it will be difficult for us to beat our earnings results for the fourth quarter last fiscal year because of anticipated sluggish demand for our M.C. Healthcare products in the fourth quarter this fiscal year and because fourth quarter earnings last fiscal year benefited from an unusual volume rebate program on foam purchases and a lower-than-usual effective tax rate that we do not expect to be repeated this year.

“We launched a new M.C. Healthcare bed for the long-term care market near the end of the third quarter this year, and we expect the new product to begin to contribute to our sales during the next several quarters. We also have other new medical products in the pipeline that we expect to launch in the coming fiscal year. Based on our third quarter and year-to-date performance in the medical segment, we are encouraged that demand for our therapeutic support surfaces seems to be steadily improving. We still expect quarterly sales fluctuations, particularly in the capital equipment parts of our medical segment, but we believe the longer-term trend for our medical sales will be positive.

“In the custom products segment, we expect fourth quarter sales to be lower than they were in the fourth quarter of fiscal 2012 because the fourth quarter last year included two seasonal promotions that are not expected to be repeated in the fourth quarter this year. Looking forward into the first quarter of next fiscal year, we expect consumer bedding sales to be lower than they were in first quarter of fiscal 2013 because we do not expect to have a seasonal consumer products promotion in November of 2013 as we did in 2012. Our expectations for these consumer products promotions are unrelated to the recent sale of a portion of Louisville Bedding Company to Hollander Home Furnishings.

“We remain optimistic about Span-America’s future based on our continued investment in new products in the medical segment,” commented Mr. Ferguson. “We are focused on building future sales by expanding our suite of medical products, increasing cross-sales of M.C. Healthcare beds to our market for therapeutic support surfaces and working with Hollander to build our consumer bedding business,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the possible temporary disruption of our consumer sales and marketing efforts as a result of the sale of certain assets of our exclusive consumer products distributor, Louisville Bedding Company, to Hollander Home Fashions in May 2013, (b) the possibility of a loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers or key suppliers, (j) the impact of competitive products and pricing, (k) government reimbursement changes in the medical market, (l) FDA and Health Canada regulation of medical device manufacturing and (m) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	June 29,	June 30,		June 29,	June 30,
	2013	2012	% Chg	2013	2012	% Chg

Net sales	$18,621,212	$16,937,129	10%	$56,904,627	$58,364,557	-3%
Cost of goods sold	12,396,380	11,789,275	5%	38,760,002	40,999,334	-5%
Gross profit	6,224,832	5,147,854	21%	18,144,625	17,365,223	4%
	33.4%	30.4%		31.9%	29.8%

Selling and marketing expenses	2,903,918	2,658,221	9%	8,166,201	7,731,704	6%
Research and development expenses	311,030	279,268	11%	978,777	780,474	25%
General and administrative expenses	1,195,663	1,064,464	12%	3,295,323	3,304,162	0%
	4,410,611	4,001,953	10%	12,440,301	11,816,340	5%

Operating income	1,814,221	1,145,901	58%	5,704,324	5,548,883	3%
	9.7%	6.8%		10.0%	9.5%
Non-operating income (expense):
Interest expense	(3,160)	(4,337)	27%	(12,002)	(12,970)	7%
Other	823	(18,110)	105%	(27,992)	(34,493)	19%
Net non-operating income (expense)	(2,337)	(22,447)	90%	(39,994)	(47,463)	16%

Income before income taxes	1,811,884	1,123,454	61%	5,664,330	5,501,420	3%

Income taxes	589,000	380,000	55%	1,844,000	1,808,000	2%
Net income	$1,222,884	$743,454	64%	$3,820,330	$3,693,420	3%
	6.6%	4.4%		6.7%	6.3%

Net income per common share:
Basic	$0.41	$0.25	63%	$1.30	$1.28	2%
Diluted	0.41	0.25	63%	1.28	1.26	2%

Dividends per common share (1)	$0.125	$0.125	0%	$1.375	$0.345	299%

Weighted average shares outstanding:
Basic	2,951,894	2,919,250	1%	2,939,057	2,884,191	2%
Diluted	3,002,567	2,975,863	1%	2,993,317	2,937,343	2%

Supplemental data:
Depreciation expense	$188,987	$206,190	-8%	$557,914	$580,736	-4%
Amortization expense	129,840	127,426	2%	396,431	319,039	24%

(1) Dividends per common share include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	June 29,	Sept. 29,
	2013	2012
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$3,598,067	$2,665,302
Accounts receivable, net of allowances	10,103,953	8,238,266
Inventories	6,599,971	9,418,842
Deferred income taxes	613,420	613,420
Prepaid expenses	808,603	314,912
Total current assets	21,724,014	21,250,742

Property and equipment, net	5,212,237	5,390,675
Goodwill	4,435,253	4,610,615
Intangibles, net	3,458,959	3,990,887
Other assets	2,631,868	2,404,847
	$37,462,331	$37,647,766

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$3,740,830	$3,360,859
Accrued and sundry liabilities	3,420,807	3,359,487
Total current liabilities	7,161,637	6,720,346

Deferred income taxes	289,442	293,149
Deferred compensation	509,408	554,287
Total long-term liabilities	798,850	847,436

Total liabilities	7,960,487	7,567,782

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,951,894 (June 29, 2013) and 2,919,250 (Sept. 29, 2012)	3,071,544	2,757,359
Additional paid-in capital	865,834	838,252
Retained earnings	25,994,264	26,199,977
Accumulated other comprehensive (loss) income	(429,798)	284,396
Total shareholders' equity	29,501,844	30,079,984

	$37,462,331	$37,647,766

Note: The Balance Sheet at September 29, 2012 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer